Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MicroVision, Inc. of our reports dated March 1, 2023, relating to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting as of December 31, 2022, of MicroVision, Inc., appearing in the Annual Report on Form 10-K of MicroVision, Inc. for the year ended December 31, 2022, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington

June 13, 2023